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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - OCTOBER 17, 2002


           NS GROUP REPORTS THIRD QUARTER AND NINE MONTH 2002 RESULTS

NEWPORT, KY--(BUSINESS WIRE)-- OCTOBER 17, 2002 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended September 30, 2002. Net sales for the quarter were $57.3 million, a four percent increase from the second quarter of 2002. The company reported an operating loss of $5.5 million for the quarter compared to an operating loss of $1.6 million in the second quarter of 2002. During the quarter, the company incurred a $0.6 million non-cash charge ($0.03 per diluted share) for the write-off of deferred financing costs and debt discount associated with the redemption of $35.0 million of senior secured notes. Net loss for the quarter was $7.5 million, or a $0.36 loss per diluted share, compared to a net loss of $3.9 million, or a $0.19 loss per diluted share, in the second quarter of 2002.

Net sales for the nine-month period ended September 30, 2002 were $151.0 million, compared to $263.7 million for the nine months ended September 30, 2001. Operating loss for the first nine months of 2002 was $19.7 million, compared to an operating loss of $43.5 million, including restructuring charges of $56.2 million, for the comparable prior year period. The company reported a net loss of $25.7 million, or a $1.24 loss per diluted share, compared to a net loss of $46.0 million, or a $2.19 loss per diluted share, including restructuring charges of $2.68 per diluted share, in the prior year period.

EBITDA (earnings before extraordinary items, net interest expense, taxes, depreciation and amortization and restructuring charges) was a negative $2.6 million in the third quarter of 2002 compared to a positive $1.2 million in the second quarter of 2002. EBITDA was a negative $11.0 million for the first nine months of 2002 compared to a positive $25.9 million in the first nine months of 2001.

President and CEO, Rene J. Robichaud stated, "Our third quarter financial results were severely impacted by the lackluster energy marketplace and expected higher steel costs. Although natural gas and oil prices are high, the U.S. rig count has remained virtually unchanged since mid May. As a result, our shipments of oil country tubular goods were up only five percent and overall shipments were flat. In addition, we experienced a shift in our seamless product mix toward lower value-added products."

                                     -more-

Robichaud went on to say, "NS Group has significant operating leverage to the OCTG industry. Therefore, when the upturn in oil and natural gas drilling activity arrives, we will benefit greatly. The inflection point in the rig count will need to occur soon in order for us to achieve any benefit in the fourth quarter. Many of our customers and industry experts believe the upturn will begin in the first quarter. We can't be certain and so our outlook for the near term is still cautious.


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Further, we know that our steel costs will rise by as much as $50 per ton in the fourth quarter. In response to this environment, we have implemented further cost cutting initiatives and continue to keep discretionary spending to a minimum."

The company will host a conference call and simultaneous web cast to discuss third quarter results at 10:00 A.M. ET on Friday, October 18, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to WWW.NSGROUPONLINE.COM.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:     LINDA A. PLEIMAN
             DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
             (859) 292-6814
             www.nsgrouponline.com



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                                 NS Group, Inc.
                            Summarized Financial Data
      (Dollars in thousands, except per share and revenue per ton amounts)
                                   (Unaudited)

                                                               Three Months Ended                          Nine Months Ended
                                                     --------------------------------------------   ----------------------------
                                                     September 30,    June 30,      September 30,    September 30,  September 30,
                                                         2002           2002            2001              2002           2001
                                                      ---------       ---------       ---------       ---------       ---------
Net sales                                             $  57,297       $  54,851       $  78,908       $ 150,996       $ 263,749
Cost of products sold                                    57,615          52,598          73,852         157,294         235,837
                                                      ---------       ---------       ---------       ---------       ---------
        Gross profit (loss)                                (318)          2,253           5,056          (6,298)         27,912
Selling, general and administrative expenses              5,189           3,872           4,728          13,383          15,829
Restructuring charges                                      --              --              --              --            55,585
                                                      ---------       ---------       ---------       ---------       ---------
        Operating income (loss) (a)                      (5,507)         (1,619)            328         (19,681)        (43,502)

Investment income                                            69             370           1,062           1,190           3,186
Interest expense                                         (1,565)         (2,658)         (2,619)         (6,819)         (7,721)
Other income, net                                           160             (12)            788             241           2,093
                                                      ---------       ---------       ---------       ---------       ---------
        Loss before extraordinary items
             and income taxes                            (6,843)         (3,919)           (441)        (25,069)        (45,944)
Provision (benefit) for income taxes                       --              --              --              --              --
                                                      ---------       ---------       ---------       ---------       ---------
        Loss before extraordinary items                  (6,843)         (3,919)           (441)        (25,069)        (45,944)
Extraordinary items, net of income taxes                   (615)           --              --              (615)            (59)
                                                      ---------       ---------       ---------       ---------       ---------
        Net loss (a)                                  $  (7,458)      $  (3,919)      $    (441)      $ (25,684)      $ (46,003)
                                                      =========       =========       =========       =========       =========
Per common share - diluted (a)
        Loss before extraordinary items               $   (0.33)      $   (0.19)      $   (0.02)      $   (1.21)      $   (2.19)
        Extraordinary items, net of income taxes          (0.03)           --              --             (0.03)           --
                                                      ---------       ---------       ---------       ---------       ---------
        Net loss                                      $   (0.36)      $   (0.19)      $   (0.02)      $   (1.24)      $   (2.19)
                                                      =========       =========       =========       =========       =========

Weighted average shares outstanding (000's)
        Basic                                            20,647          20,647          20,974          20,647          20,972
        Diluted                                          20,647          20,647          20,974          20,647          20,972

EBITDA (b)                                            ($  2,582)      $   1,229       $   3,974       ($ 11,010)      $  25,941

Product shipments (tons):
        Energy products - welded                         54,000          63,600          72,300         158,300         242,900
        Energy products - seamless                       41,200          32,200          50,800          98,700         152,800
        Industrial products - SBQ (c)                      --              --              --              --            23,900

Revenue per ton:
        Energy products - welded                      $     454       $     424       $     486       $     435       $     492
        Energy products - seamless                          795             867             872             831             881
        Industrial products - SBQ (c)                      --              --              --              --               412

Average rig count                                           853             808           1,241             830           1,206

NOTES:

(a) Results for the nine months ended September 30, 2001 include restructuring charges of $56.2 million which reduced net income by $56.2 million, or $2.68 per share. Excluding these charges, operating income would have been $12.7 million, and net income and income per diluted share would have been $10.2 million and $0.49, respectively.

(b) Represents earnings (loss) before extraordinary items, net interest expense, taxes, depreciation, amortization and restructuring charges.

(c)      NS Group exited the SBQ business in the second quarter of 2001.